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                            STOCK PURCHASE AGREEMENT

                                      among



                           EPiC ENERGY RESOURCES, INC.



                                       AND



                            PEARL INVESTMENT COMPANY



                                       AND



                  THE SHAREHOLDERS OF PEARL INVESTMENT COMPANY







                           Dated as of August 31, 2007






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                            STOCK PURCHASE AGREEMENT
                            ------------------------

            This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of August 31, 2007 (the "Execution Date"), by EPiC ENERGY RESOURCES, INC., a corporation organized under the laws of Colorado ("Purchaser" or "EPIC") and PEARL INVESTMENT COMPANY, a Colorado corporation, ("PEARL"), and R. BRET RHINESMITH ("Rhinesmith"), CURTIS L. GOOD ("Good") and PATRICK A. REDALEN ("Redalen") and, together PEARL, Rhinesmith, Good and Redalen shall be collectively known as the "PEARL Parties" or "Seller". Each of EPIC, PEARL, Rhinesmith, Good and Redalen also referred to individually as a "Party" or collectively as the "Parties". Rhinesmith, Good and Redalen are sometimes collectively referred to herein as the "Shareholders".

                                   WITNESSETH

      WHEREAS, the PEARL Parties desire to sell and assign to Purchaser and Purchaser desires to purchase, and acquire from the PEARL Parties (as provided herein), all of the PEARL Parties' right, title, and interest in and to one hundred percent (100%) of the outstanding shares of PEARL (the "PEARL Common Stock") on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 1


     SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of any PEARL Group Member (as well as any receivables due to PEARL from Rhinesmith, Redalen and Good) and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of any PEARL Group Member,
(b) all other accounts or notes receivable of any PEARL Group Member and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act. It also means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.

      "Agreement" means this stock purchase agreement along with any attachments, schedules and exhibits which are attached hereto and incorporated herein. In the case of any conflict between the Agreement and any schedules,


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exhibits or attachments, the provisions of the Agreement shall take precedence over any attachment or exhibit.

      "Ancillary Agreements" have the meaning given in Section 4.2(c).

       "Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

      "Closing" has the meaning given in Section 2.6.

      "Closing Date" has the meaning given in Section 2.5.

       "Confidential Information" means any information concerning the businesses and affairs of any PEARL Group Member that is proprietary in nature and considered confidential by the Parties and not already generally available to the public.

      "Contracts" means any legally binding agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral) of any PEARL Group Member as of the Closing Date, including, but not limited, to those Contracts listed on Schedule 4.12(a).

      "Current Liabilities" means, as determined in accordance with GAAP (as defined below):

     (i)  accounts payable and accrued Liabilities of all PEARL Group Members ;

     (ii) Taxes payable by any PEARL Group Member relating to any period prior to the Closing Date; and

    (iii) all other Current Liabilities of any PEARL Group Member not described above.

      "Dollars" or "$" means U.S. dollars.

      "Employee Plans" has the meaning set forth in Section 4.14(a).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

      "Employment Agreements" has the meaning given in Section 2.6 (a).

      "Encumbrance" means any pledge, lien (including without limitation Tax lien), collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer.

      "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments,


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ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

      "Environmental, Health, and Safety Requirements" means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

      "Environmental Law" means any Legal Requirement that requires or relates to:

     (i) advising appropriate authorities, employees or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

    (iii) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

     (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

     (v)  protecting resources, species or ecological amenities;

     (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

    (vii) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such cleanup or prevention; or

   (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means each entity that is treated as a single employer with PEARL or any PEARL Group Member for purposes of Code ss. 414.

      "Exchange Act" means the Securities Act of 1934, as amended.


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       "Facility" or "Facilities" means any real property, leasehold or other interest in real property currently owned or leased by a PEARL Group Member, including the Tangible Personal Property used or operated by a PEARL Group Member at the respective locations of the real property specified in Schedule 4.7

       "Financial Statements" has the meaning given in Section 4.5.

      "GAAP" means United States' generally accepted accounting principles as in effect from time to time, consistently applied.

      "Governing Documents" means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and
(g) any amendment or supplement to any of the foregoing.

      "Governmental Body" means any state, municipal, local, national or international body with jurisdiction over the Parties or the subject matter of this Agreement.

      "Governmental Authorization" means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Indemnified Party" has the meaning given in Section 11.4.

      "Indemnifying Party" has the meaning given in Section 11.4.

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and


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related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "Interim Balance Sheet" has the meaning set forth in Section 4.5(a).

      "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

      "IRS" has the meaning set forth in Section 4.14(b).

       "Knowledge" means, when referring to the knowledge of Seller, or any similar phrase or qualification based on knowledge, (i) the actual knowledge of any of the PEARL Parties, and (ii) the knowledge that any such person referenced in clause (i) above, as a prudent business person, would have obtained in the conduct of his or her business (as an employee of Seller) after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

       "Legal Requirement" means any federal, state, provincial, territorial, local, municipal, foreign, international, multinational or other constitution, law, ordinance, code, regulation, statute or treaty.

      "Liabilities" (or when used with reference to a single item described below, "Liability") means debts, commissions, duties, fees, salaries, performance or delivery penalties, liabilities, warranty liabilities (whether implicit or explicit or whether granted orally or in writing) and obligations (whether pecuniary or not, including without limitation obligations to perform or forebear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or un-matured, determined or determinable, known or unknown, arising or existing anywhere in the world, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied), including those arising under any contractual obligation of a Party or any predecessor thereof.

      "Material Change" means any effect or change that, taken as a whole, would change the business prospects, operations, financial condition or assets of any PEARL Group Member or the PEARL Parties, either positively or negatively. The taking of any action contemplated by this Agreement and the Ancillary Agreements contemplated hereby shall not be deemed to constitute a Material Change.

      "Multiemployer Plan" has the meaning given in Section 4.14(a).

      "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.


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       "PEARL Group Members" means, collectively, each of Pearl Investment
Company, Pearl Development Company, LLC, Pearl Field Services, LLC, Pearl Construction Company, LLC, Pearl Group Management, LLC, Pearl Process Systems, LLC, Pearl Property Management, LLC., Pearl Aviation, LLC, and Pearl Development Company (Australia) PTY LTD (or when used with reference to a single entity described above, "PEARL Group Member").

      "PBGC" has the meaning given in Section 4.14(b).

      "Permitted Encumbrance" has the meaning given in Section 6.9.

      "Person" means any natural person or legal entity, including without limitation a joint venture, trust, association, joint stock company, unincorporated organization, corporation, limited liability company, partnership or a governmental entity (or any department, agency, or political subdivision thereof).

      "Pre-Closing Tax Period" has the meaning set forth in Section 8.3(a).

      "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Purchase Price" has the meaning set forth in Section 2.4.

      "Purchaser Group" has the meaning given in Section 7.8.

      "Purchaser Indemnity" has the meaning given in Section 11.1.

       "Related Person" means any individual related by blood, marriage or adoption to any officer, director, or shareholder of Seller (each, a "Related Person") in which any such Person owns any beneficial interest or is currently a party to (and, during the three years preceding the date hereof, has been a party to) any agreement, contract, commitment or transaction with Seller or has any interest in any property, real or personal or mixed, tangible or intangible, used in or in connection with the Seller's business.

      "Seller Indemnity" has the meaning given in Section 11.1.

      "Straddle Period" has the meaning given in Section 8.3(b).

      "Subsidiaries" has the meaning given in Section 4.2(b).

      "Tangible Personal Property" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by any PEARL Group Member (wherever located), together with any express or implied


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warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

      "Tax" (or "Taxes") means all taxes of any kind whatsoever (whether payable directly or by withholding) assessed or imposed by any government or political subdivision thereof (foreign or domestic), including without limitation franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority, duties, temporary or other import taxes, or penalties on unpaid or non-declared taxes.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Third Party Claim" has the meaning given in Section 11.4.

       Definitions Appearing Elsewhere in this Agreement. The terms used in this Agreement which are defined in (a) the preface of this Agreement, (b) the Witnesseth Section of this Agreement and (c) the further Sections of this Agreement shall have the respective definitions therein ascribed to them.

                                    ARTICLE 2
                                PURCHASE AND SALE

     SECTION 2.1 Shares to Be Sold and Purchased. Subject to the terms and conditions of this Agreement, the PEARL Parties shall, on the Closing Date, sell, assign, transfer, convey and deliver to Purchaser and on the Closing Date Purchaser shall purchase, acquire and receive from Seller, all outstanding shares of the PEARL Common Stock, subject to the terms in this Agreement.

     SECTION 2.2 Due Diligence. Purchaser has had ample opportunity to conduct a complete review of all the PEARL Group Member's books and records. The scope and conduct of this review shall be performed in accordance with the protocol attached as Exhibit A.

     SECTION 2.3 Pre-Purchase Notifications. Purchaser shall be responsible for the Fees and all costs and submission of all regulatory filings related to any required governmental or regulatory approvals. Seller shall cooperate with Purchaser to complete such filings or applications at the reasonable request of the Purchaser.

     SECTION 2.4 Purchase Price. The purchase price (the "Purchase Price") for the PEARL Common Stock will be made on the Closing Date as follows:

     (a) Cash. The delivery by wire transfer of the amount of Eighteen Million and No/100 Dollars ($18,000,000.00) to the trust account of McGloin, Davenport, Severson & Snow, P.C. pursuant to the wiring instructions set forth on said Exhibit B, attached hereto. Such proceeds shall be


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          allocated among the Shareholders as set forth on Exhibit B.

     (b) Purchase Stock. The delivery through the transfer agent of One Million One Hundred Eighty Six Thousand Two Hundred Forty (1,186,240) shares of stock in EPIC Energy Resources, Inc. Such Purchase Stock shall be allocated as follows:

          (i) 1,000,000 shares to Rhinesmith;

          (ii) 126,928 shares to Redalen; and

          (iii) 59,312 shares to Good.

     SECTION 2.5 Closing. Subject to the terms and conditions of this Agreement, all documents relating to the sale and purchase of the PEARL Common Stock and all of the other closing deliveries required by Section 2.4 and Section 2.6 (other than delivery of the Cash portion of the Purchase Price) shall take place at a closing at the offices of the Seller (the "Closing"). The date of the closing shall be August 31, 2007 (the "Closing Date").

     SECTION 2.6 Closing Deliveries. At the Closing, each of the following parties shall deliver or cause to be delivered to the designated party or parties all of the following, and in the case of executed agreements, documents or instruments, in each case executed by the Party or a duly authorized representative of the Party on such Party's behalf;

     (a) The PEARL Parties shall deliver to Purchaser:

          (i) endorsed share certificates or stock powers for 100% of the outstanding shares of the PEARL Common Stock held by the PEARL Parties;

          (ii) resolutions of the board of directors of PEARL approving and authorizing the execution, delivery and performance by it of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the transactions described in this Agreement and the Ancillary Agreements attached hereto as Exhibit E;

         (iii) Executed counterparts of Employment Agreements with each of the key employees of the PEARL Group Members which Purchaser may designate prior to Closing in substantially the form attached hereto as Exhibit C (the "Employment Agreements").

          (iv) Consents from third parties, including any governmental entity, landlord or other person material to the business of any PEARL Group Member and necessary, in the reasonable opinion of Purchaser, for the consummation by Purchaser of the transactions contemplated hereby; and

          (v) all other items required to be delivered pursuant to the provisions of this Agreement;


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     (b) Purchaser shall deliver to Seller:

          (i) all items required to be delivered pursuant to the provisions of this Agreement;

          (ii) resolutions of the board of directors of EPIC approving and authorizing the execution, delivery and performance by it of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the transactions described in this Agreement and the Ancillary Agreements attached hereto as Exhibit F; and

         (iii) indemnification agreement substantially in the form attached hereto as Exhibit G wherein EPIC agrees to indemnify, defend and hold the Shareholders harmless from any claims or liabilities of any type relating to any personal guaranties made by and of the Shareholders for or on behalf of any PEARL Group Member.

     SECTION 2.7 Trade Names. The PEARL Parties expressly represent and warrant that the purchase of the PEARL Common Stock shall entitle Purchaser to have any and all rights in and to the trade or brand names "Pearl" and all variations thereof as currently used by any PEARL Group Member.

     SECTION 2.8 Effective Date. The effective date of this transaction shall be September 1, 2007 ("Effective Date").

                                    ARTICLE 3
                       [FOR NOW LEFT BLANK INTENTIONALLY]

                                    ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF THE PEARL PARTIES

      As an inducement to Purchaser to enter into this Agreement, each of the PEARL Parties represent and warrant to Purchaser that the statements contained in Section 4.1 through Section 4.27 are correct and complete as of the Closing
Date:

     SECTION 4.1 Existence and Good Standing.

          (a) PEARL is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. PEARL has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign corporation. The jurisdictions in which PEARL is so qualified are set forth on Schedule 4.1 hereto.


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          (b) Pearl Development Company, LLC ("PDC") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. PDC has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign limited liability company. The jurisdictions in which PDC is so qualified are set forth on Schedule 4.1 hereto.

          (c) Pearl Field Services, LLC ("PFS") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. PFS has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign limited liability company. The jurisdictions in which PFS is so qualified are set forth on Schedule 4.1 hereto.

          (d) Pearl Construction Company, LLC ("PCC") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. PCC has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign limited liability company. The jurisdictions in which PCC is so qualified are set forth on Schedule 4.1 hereto.

          (e) Pearl Process Systems, LLC ("PPS") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. PPS has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign limited liability company. The jurisdictions in which PPS is so qualified are set forth on Schedule 4.1 hereto.

          (f) Pearl Property Management, LLC ("PPM") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. PPM has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact


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     business as a foreign limited liability company. The jurisdictions in which
     PPM is so qualified are set forth on Schedule 4.1 hereto.

          (g) Pearl Group Management, LLC ("PGM") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. PGM has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign limited liability company. The jurisdictions in which PGM is so qualified are set forth on Schedule 4.1 hereto.

          (h) Pearl Aviation, LLC ("PA") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. PA has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign limited liability company. The jurisdictions in which PA is so qualified are set forth on Schedule 4.1 hereto.

          (i) Pearl Development Company (Australia) PTY LTD (" Pearl Australia") is a company duly organized, validly existing and in good standing under the laws of Australia. Pearl Australia has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a company and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign company. The jurisdictions in which Pearl Australia is so qualified are set forth on
     Schedule 4.1 hereto.

SECTION 4.2 Capitalization.

          (a) The ownership of all of the stock in PEARL is accurately set forth in Schedule 4.2(a) hereto. The entire authorized capital stock of PEARL consists of one thousand (1,000) shares of stock, of which one thousand (1,000) shares of stock are issued and outstanding. All of the stock listed on Schedule 4.2(a) is duly authorized and has been issued in accordance with the terms of the Governing Documents of PEARL. The stock on Schedule 4.2(a) represents the only issued stock PEARL. Except as set forth in
     Schedule 4.2(a), there are no (i) outstanding securities convertible or exchangeable into any stock or equity interests of PEARL; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating PEARL to issue, transfer or sell any stock or equity interests of PEARL; or (iii) voting trusts or other agreements or understandings to which PEARL is a party or by which PEARL is bound with respect to the voting, transfer or other disposition of any stock of PEARL. Except as set forth on Schedule 4.2(a), PEARL is not a partner with, member of, or holder


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     of any equity interest in any other Person. All of the capital stock of
     Seller is held beneficially and of record by the Shareholders as set forth on Schedule 4.2(a), free and clear of all Liens.

          (b) Ownership of Stock. PEARL owns all of the outstanding capital stock, membership or other ownership interests of PFS, PDC, PCC, PPS, PPM, PGM, PA and Pearl Australia (collectively, the "Subsidiaries"). Except as set forth in Schedule 4.2(b), all of the capital stock, membership or other ownership interests of the Subsidiaries are duly authorized, have been issued in accordance with the terms of their respective Governing Documents and represent the only issued equity interests of the Subsidiaries. There are no (i) outstanding securities convertible or exchangeable into any equity interests of the Subsidiaries; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any of the Subsidiaries to issue, transfer or sell any equity interests of any of the Subsidiaries; or (iii) voting trusts or other agreements or understandings to which any of the Subsidiaries is a party or by which any of the Subsidiaries is bound with respect to the voting, transfer or other disposition of any equity interests of any of the Subsidiaries. Except as set forth on Schedule 4.2(b), PEARL or any of the Subsidiaries are not a partner with, member of, or holder of any equity interest in any other Person.

          (c) Due Authorization. The PEARL Parties have all requisite power and authority to execute, deliver and perform this Agreement and all of the other documents to be delivered pursuant to the terms of this Agreement (the "Ancillary Agreements") to which it is a party and to consummate the transactions described in this Agreement and the Ancillary Agreements. The execution, delivery and performance by the PEARL Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the PEARL Parties of the transactions described in this Agreement and the Ancillary Agreements have been or will be, prior to the Closing Date, duly and validly authorized by all necessary corporate action on the part of PEARL (assuming due authorization, execution and delivery by each other party thereto), and no other company actions or proceedings on the part of any PEARL Group Member are necessary to authorize the execution, delivery and performance by the PEARL Parties of this Agreement and the Ancillary Agreements to which it is a party or the transactions described in this Agreement and the Ancillary Agreements. Each of Rhinesmith, Good and Redalen have all requisite legal capacity to execute, deliver and perform this Agreement and the Ancillary Agreements to which they are a party and to consummate the transactions described in this Agreement and the Ancillary Agreements. Each of the PEARL Parties has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered the Ancillary Agreements to which it is a party. This Agreement constitutes, and upon execution and delivery of (assuming due execution and delivery thereof by all other Parties thereto) the Ancillary Agreements to which each of the PEARL Parties is a party shall constitute, legal, valid and binding obligations of each of the PEARL Parties, enforceable against each of them in accordance with their terms, except as may be limited by
     (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws that affect creditors' rights generally; or (b) principles of equity, including legal or equitable limitations on the availability of specific remedies.

          (d) No Conflicts. Except as set forth in Schedule 4.2(d), to the Knowledge of the PEARL Parties, neither the execution and delivery of this Agreement by any PEARL Party, nor the performance by any PEARL Party of his, or its obligations hereunder, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such PEARL Group Member or PEARL Party is subject to (or, if applicable, any provision of his or its will, or other Governing Documents), (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such PEARL Group Member or PEARL Party is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the assets of any PEARL Group Member or PEARL Party. No PEARL Group Member or PEARL Party is subject to, or a party to, any contract, instrument or other commitment that would prevent the execution, delivery and performance by a PEARL Group Member or PEARL Party of this Agreement, each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby. Except as set forth in Schedule 4.2(d), neither the execution and delivery of this Agreement, Ancillary ---------------- Agreements nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), (a) Breach (i) any provision of any of the Governing Documents of any PEARL Group Member or (ii) any resolution adopted by the board of directors or the shareholders of any PEARL Group Member; (b) Breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any PEARL Group Member or any of its assets, may be subject; (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any PEARL Group Member or that otherwise relates to any PEARL Group Member's assets or to the business of any PEARL Group Member; (d) cause the Purchaser to become subject to, or to become liable for the payment of, any Tax not accrued for or reflected in the Financial Statements; (e) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract to which any PEARL Group Member is a party; or (f) result in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to any PEARL Group Member's assets.

          (e) Brokerage. Except as disclosed in Schedule 4.2(e), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any PEARL Common Stock for which any Party or their Affiliates could become liable.

          (f) Securities Laws. The EPIC stock to be acquired by the Shareholders pursuant to this Agreement is not being acquired with a view to, or intention of, distribution in violation of the Securities Act of 1933, as amended from time to time (the "Securities Act"), or any applicable state securities laws, and the EPIC stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws. Each of Rhinesmith, Good and Redalen is an executive officer of PEARL, is an "accredited investor" as that term is defined under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the EPIC stock. Each of Rhinesmith, Good and Redalen understands that the EPIC stock has not been registered under the Securities Act and therefore cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Each of Rhinesmith, Good and Redalen has had the opportunity to ask questions and receive answers concerning the terms and conditions of the EPIC stock and full access to such other information concerning Purchaser as he has requested. Each of Rhinesmith, Good and Redalen has had the opportunity to review all documents filed by EPIC with the Securities and Exchange Commission.

     SECTION 4.3 Consents. Except as set forth in Schedule 4.3, no PEARL Group Member or PEARL Party is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement, the Ancillary Agreements, or the consummation or performance of any of the transactions contemplated hereby.

     SECTION 4.4 Accounts Receivable. All Accounts Receivable that are reflected on the Interim Balance Sheet or on the accounting records of each PEARL Group Member as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by such PEARL Group Member in the Ordinary Course of Business. Each PEARL Group Member will take reasonable steps to collect the Accounts Receivable in the Ordinary Course of Business. To the PEARL Parties' knowledge, except to the extent paid prior to the Closing Date, and except as set forth on Schedule 4.4, such Accounts Receivables are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of such PEARL Group Member, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Except as set forth on Schedule 4.4, PEARL has previously provided to Purchaser a complete and accurate list of all Accounts Receivable for each PEARL Group Member as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable. As of date of Closing, PEARL will provide current Account Receivables, account payables and cash on hand statements.

     SECTION 4.5 Financial Statements. (a) Except as might be noted on the attached Schedule 4.5, PEARL has previously provided to Purchaser a true and correct copy of (i) an unaudited balance sheet for all PEARL Group Members (other than Pearl Australia) at July 31, 2007, and the related statements of income, shareholder's equity and cash flows for the period then ended ("Interim Balance Sheet") and (ii) audited Financial Statements for all PEARL Group Members (other than Pearl Australia) as of December 31st of each of 2005 and

2006 the (the financial statements described in clauses (i) and (ii) above are collectively referred to as the "Financial Statements"). Except as noted on
Schedule 4.5 or in the Financial Statements and except for normal year-end adjustments, the Financial Statements are complete and correct in all material respects, were prepared in accordance with GAAP and present fairly, in all material respects, the financial condition of the PEARL Group Members at the respective dates thereof and the operating income of the PEARL Group Members for the respective periods then ended. The PEARL Parties agree to send all year-to-date financials through the Closing Date for each PEARL Group Member to Purchaser as soon as they have been prepared.

          (a) Except as disclosed in Schedule 4.5(a), no PEARL Group Member has any Debt except as set forth in the Interim Balance Sheet.

          (b) No PEARL Group Member has off-balance sheet arrangements, as determined in accordance with GAAP except as set forth on Schedule 4.5.

     SECTION 4.6 [Intentionally Left Blank]

     SECTION 4.7 Real Property. Schedule 4.7 lists and describes briefly all real property leased or subleased to any PEARL Group Member. The PEARL Parties and the PEARL Group Members have delivered to the Purchaser correct and complete copies of the leases and subleases listed in Schedule 4.7, each as amended to date. With respect to each lease and sublease listed in Schedule 4.7, and any amendment thereto:

          (a) the lease or sublease, and any amendment thereto, is legal, valid, binding, enforceable, and in full force and effect;

          (b) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on the same terms following the consummation of the transactions contemplated hereby, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

          (c) no party to the lease or sublease is in material Breach or default, and no event has occurred which, with notice or lapse of time, would constitute a materialBreach or default or permit termination, modification, or acceleration thereunder;

          (d) no party to the lease or sublease has repudiated any provision thereof;

          (e) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (f) with respect to each sublease, no PEARL Party or PEARL Group Member has taken any action that would cause the representations and warranties set forth in this Agreement to be untrue or incorrect with respect to the underlying lease;

          (g) No PEARL Group Member has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (h) to the best of PEARL Parties' Knowledge, to the extent approval of any Governmental Body has been required in connection with any PEARL Group Member's operation of a property it leases or subleases, such PEARL Group Member has received all required approvals and has operated and maintained, and conducted its operations on, the leased or subleased properties in accordance with applicable laws, rules, and regulations; and

          (i) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

     SECTION 4.8 Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.8, since December 31, 2006, each PEARL Group Member has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a) change in any PEARL Group Member's authorized or issued capital stock/membership interests, grant of any stock option or right to purchase shares of capital stock of any PEARL Group Member or issuance of any security convertible into such capital stock;

          (b) amendment to the Governing Documents of any PEARL Group Member;

          (c) payment (except in the Ordinary Course of Business) or increase by any PEARL Group Member of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

          (d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

          (e) damage to or destruction or loss in excess of $50,000.00 to any asset of any PEARL Group Member, whether or not covered by insurance;

          (f) (other than any Agreement for Construction Services (hereinafter, "MSA"), Technical Services Agreement (hereinafter, "TSA"), engineering and accounting software, real estate leases and purchase orders entered into in the Ordinary Course of Business), entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which any PEARL Group Member is a party, or (ii) any Contract or transaction involving a total remaining commitment by any PEARL Group Member of at least $50,000.00;

          (g) sale (other than sales in the Ordinary Course of Business), lease or other disposition of any asset or property of any PEARL Group Member in excess of $50,000 (including the Intellectual Property assets) or the creation of any Encumbrance on any asset in excess of $50,000;

          (h) cancellation or waiver of any claims or rights with a value to any PEARL Group Member in excess of $25,000.00 outside the Ordinary Course of Business;

          (i) notification by any customer or supplier of discontinuance of or material changes to the terms of its relationship with any PEARL Group Member outside the Ordinary Course of Business;

          (j) Material Change in the accounting methods used by any PEARL Group Member;

          (k) violation of any Environmental Law by any PEARL Group Member.

     SECTION 4.9 No Material Change. Except as set forth in Schedule 4.9, since December 31, 2006, there has not been any Material Change in the business, assets, liabilities (contingent or otherwise), results of operations or financial condition, of any PEARL Group Member, and no event has occurred or circumstance exists that may result in such a Material Change.

     SECTION 4.10 Litigation. Except as set forth in Schedule 4.10, there is no pending or threatened Proceeding:

          (a) by or against any PEARL Group Member or PEARL Party, or that otherwise relates to or may materially adversely affect the business of, or any of the assets owned or used by, any PEARL Group Member or PEARL Party; or

          (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

          (c) To the PEARL Parties' Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. The PEARL Parties have delivered to the Purchaser copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 4.10. Except as set forth on Schedule 4.10, to the PEARL Parties' Knowledge, there are no other Proceedings listed or required to be listed in Schedule 4.10 that could have an adverse effect on the business, operations, assets, condition or prospects of any PEARL Group Member.

          (d) Except as set forth in Schedule 4.10:

               (i) there is no Order to which any PEARL Group Member, its businesses or any of its assets are subject; and

               (ii) no officer, director, agent or employee of any PEARL Group Member is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of any PEARL Group Member.

          (e) Except as set forth in Schedule 4.10:

               (i) Each PEARL Group Member is, and, at all times since December 31, 2004, has been in compliance with all of the terms and requirements of each Order to which it or any of a PEARL Group Member's assets is or has been subject;

               (ii) No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any PEARL Group Member or any PEARL Group Member's assets are subject; and

               (iii) No PEARL Group Member has received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Order to which any PEARL Group Member's assets is or has been subject.

     SECTION 4.11 Intellectual Property. Schedule 4.11 attached hereto and made a part hereof lists all patents, patent applications, trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications which are owned by PEARL Group Members.

          (a) Except as set forth in Schedule 4.11(a), no PEARL Group Member has granted any license under any of the Intellectual Property to any other Person.

          (b) Except for computer software used by PEARL (including specialized software for accounting and engineering applications), and except as set forth in Schedule 4.11(b), no PEARL Group Member requires a license or right under or in respect of any intellectual property of any other Person to conduct its business as it is presently conducted and no substantial part of the business is carried on under the agreement or consent of any other Person nor is there any agreement with any other Person which significantly restricts the fields in which PEARL's business may be carried on.

          (c) Except as discussed in Schedule 4.11(c), no disclosure has been made to any Person of the know-how or financial or trade secrets of any PEARL Group Member, except properly and in the Ordinary Course of Business or on condition that such disclosure is to be treated as being of a confidential nature.

          (d) To the best of the PEARL Parties' Knowledge, except as set forth on Schedule 4.11(d):

               (i) none of the processes currently used by a PEARL Group Member or any of the properties, products or services currently sold by a PEARL Group Member or any Intellectual Property infringes the intellectual property rights of any other Person; and

               (ii) neither the PEARL Group Members nor the PEARL Parties have received any notice of adverse claim or threat of adverse claim by any Person with respect thereto, and no basis exists for any such claim.

     SECTION 4.12 Contracts.

          (a) Schedule 4.12(a) contains an accurate and complete list, and the PEARL Group Members have delivered to Purchaser or made available to Purchaser to review accurate and complete copies (to the extent such are memorialized in writing), of each of the following since December 31, 2006:

               (i) each Contract between a PEARL Group Member and a Related Person;

               (ii) Except for contracts, license or other agreements relating to computer software used by PEARL Group Members (including specialized software for accounting and engineering applications), and except for contracts or other agreements (including TSAs and MSAs) entered into in the Ordinary Course of Business, each Contract that involves performance of services or delivery of goods or materials by a PEARL Group Member or to a PEARL Group Member, as the case may be,
          (A) of an amount or value in excess of $75,000.00 and (B) that is not cancelable with no more than 90 days notice;

               (iii) each Contract (other than contracts for the acquisition of motor vehicles by any PEARL Group Member) that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of a PEARL Group Member in excess of $20,000.00;

               (iv) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $20,000.00 and with a term of less than one year);

               (v) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

               (vi) each Contract (however named) involving a sharing of profits, losses, costs or liabilities by a PEARL Group Member with any other Person;

               (vii) each Contract containing covenants that in any way purport to restrict a PEARL Group Member's current business activity or limit the freedom of a PEARL Group Member to engage in any line of business or to compete with any Person;

               (viii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

               (ix) each power of attorney of a PEARL Group Member that is currently effective and outstanding;

               (x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by a PEARL Group Member to be responsible for consequential damages;

               (xi) each Contract for capital expenditures in excess of $50,000.00;

               (xii) each Contract not denominated in U.S. dollars; and

               (xiii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by a PEARL Group Member other than in the Ordinary Course of Business;

          (b) Except as set forth in Schedule 4.12(b), Seller and its Affiliates do not have or currently may not acquire any rights under any Contract of a PEARL Group Member or any of a PEARL Group Member's assets.

          (c) Except as set forth in Schedule 4.12(c):

               (i) unless completed in the Ordinary Course of Business or discharged due to the bankruptcy of a party thereto, each Contract identified or required to be identified in Schedule 4.12(a) is in full force and effect and is valid and enforceable in accordance with its terms;

               (ii) no Contract identified or required to be identified in
          Schedule 4.12(a) is subject to cancellation or termination as a result of the transactions contemplated herein; and

               (iii) no Contract identified or required to be identified in
          Schedule 4.12(a) will (to the best of PEARL's Knowledge) upon completion or performance thereof have an adverse effect on a PEARL Group Member.

          (d) Except as set forth in Schedule 4.12(d):

               (i) Each PEARL Group Member has, and at all times since December 31, 2004, has been, in compliance in all material respects with all applicable terms and requirements of each Contract to which a PEARL Group Member is a party;

               (ii) each other Person that has or had any obligation or liability under any Contract to which a PEARL Group Member is a party is, and at all times since December 31, 2004, has been, in full compliance with all applicable terms and requirements of such Contract in all material respects;

               (iii) to the best of the PEARL Parties' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give a PEARL Group Member or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which a PEARL Group Member is a Party;

               (iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of a PEARL Group Member's assets; and

               (v) no PEARL Group Member has given to or received from any other Person, at any time since December 31, 2004, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or material Breach of, or material default under, any Contract to which a PEARL Group Member is a Party.

          (e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to a PEARL Group Member under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

          (f) Each Contract relating to the sale, design, manufacture or provision of products or services by a PEARL Group Member has been entered into in the Ordinary Course of Business of such PEARL Group Member and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     SECTION 4.13 Customers and Suppliers. Except as set forth in Schedule 4.13, since December 31, 2006, no major supplier or major customer has canceled or otherwise terminated, or given notice of intent to cancel or otherwise terminate, for any reason, its relationship with any PEARL Group Member.

     SECTION 4.14 Employee Benefit Plans.SECTION 4.19

          (a) Except as otherwise disclosed to Purchaser or previously provided to Purchaser, set forth in Schedule 4.14(a) is a complete and correct list of all "employee benefit plans" (foreign or domestic) as defined by Section 3(3) of ERISA or otherwise, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, savings plans (registered or non-registered) severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by PEARL or any other corporation or trade or business controlled by, controlling or under common control with PEARL (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") or has been maintained or contributed to in the last four (4) years by PEARL or any ERISA Affiliate, or with respect to which PEARL or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of PEARL or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Also set forth on Schedule 4.14(a) is a complete and correct list of all ERISA Affiliates of PEARL during the last four (4) years.

          (b) PEARL has delivered to the Purchaser true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of each of PEARL or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the U.S. Internal Revenue Service ("IRS"), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) if applicable, the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) if applicable, all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by each of PEARL or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) if applicable, all securities registration statements filed with respect to any Employee Plan; (vii) if applicable, all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

          (c) Except as disclosed in Schedule 4.14(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

            (d) Neither PEARL nor any ERISA Affiliate has ever sponsored, maintained or been required to contribute to a plan subject to Title IV of ERISA, including a Multiemployer Plan.

          (e) PEARL has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

          (f) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither PEARL nor any Fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

          (g) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and there are no circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, PEARL is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with
     Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

          (h) There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither PEARL nor any Fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject PEARL or Purchaser to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated hereby will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

          (i) PEARL has maintained workers' compensation coverage as required by applicable state, provincial, or territorial law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Purchaser on Schedule 4.14(i).

          (j) Except as required by Legal Requirements, the consummation of the transactions contemplated hereby will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of PEARL. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

          (k) Except for the continuation coverage requirements of COBRA, PEARL has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

          (l) None of the transactions contemplated hereby will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of PEARL promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made by PEARL to any employee or former employee of PEARL concerning the employee benefits of the Purchaser.

     SECTION 4.15 Compliance with Law.

          (a) To the PEARL Parties' Knowledge, except as set forth in Schedule 4.15(a),

               (i) the PEARL Group Members are, and at all times since December 31, 2004, have been, in compliance with each Legal Requirement that is or was applicable to them or to the conduct or operation of its business or the ownership or use of any of its assets in all material respects;

               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by a PEARL Group Member of, or a failure on the part of a PEARL Group Member to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of a PEARL Group Member to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

               (iii) the PEARL Group Members have not received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of a PEARL Group Member to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) Except for business licenses, sales and use tax licenses, licensing or registrations to do business in foreign states, professional registrations or licensing, and building permits, Schedule 4.15(b) contains a complete and accurate list of each Governmental Authorization that is held by a PEARL Group Member or that otherwise relate to a PEARL Group Member's business or its assets. Each Governmental Authorization needed by a PEARL Group Member for the conduct of its business is valid and in full force and effect. Except as set forth in Schedule 4.15(b), to the Knowledge of the PEARL Parties and PEARL Group Members:

               (i) the PEARL Group Members are , and at all times since December 31, 2004, have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.15(b);

               (ii) no event has occurred or circumstance exists that may (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization needed by a PEARL Group Member for the conduct of its business;

               (iii) the PEARL Group Members have not received, at any time since December 31, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations necessary of the conduct of a PEARL Group Member's business have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

          (c) To the PEARL Parties' Knowledge, the Governmental Authorizations described in Section 4.15(b) and/or listed in Schedule 4.15(b) collectively constitute all of the Governmental Authorizations necessary to permit the PEARL Group Members to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit the PEARL Group Members to own and use its assets in the manner in which they currently own and use such assets.

     SECTION 4.16 Taxes.

          (a) Tax Returns Filed and Taxes Paid. The PEARL Group Members have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by the PEARL Group Members are true, correct and complete. To the Knowledge of the PEARL Parties and the PEARL Group Members, the Seller and PEARL, as the case may be, has paid, or made provision for the payment of, all Taxes for which they are responsible that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by a PEARL Group Member, except such Taxes, if any, as are listed in Schedule 4.16(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet and the Financial Statements. Except as provided in Schedule 4.16(a), none of the PEARL Parties or PEARL Group Members are currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where a PEARL Group Member does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrance on any of the assets that arose in connection with any failure to pay any Tax, and no claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

          (b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Seller has delivered or made available to Purchaser copies of, and Schedule 4.16(b) contains a complete and accurate copy of, all federal, state, provincial, territorial, local, and foreign income Tax Returns for the PEARL Group Members (other than Tax Returns for sales and use taxes) filed since December 31, 2004. Schedule 4.16(b) contains a complete and accurate list of all audits and pending Tax disputes. Neither PEARL nor Seller expects any undisclosed deficiencies to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith. The Seller has delivered, or made available to Purchaser, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 4.16(b), no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. Except as provided in
     Schedule 4.16(b), there is no dispute or claim concerning any Taxes of a PEARL Group Member claimed or raised by any Governmental Body. Except as described in Schedule 4.16(b), no PEARL Group Member has been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of a PEARL Group Member or for which a PEARL Group Member may be liable.

          (c) Post-Closing Tax Liabilities. To the PEARL Parties' Knowledge, other than tax distributions described in Section 6.1, the unpaid Taxes of a PEARL Group Member (i) will not, as of the Closing Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet and (ii) will not exceed that reserve as adjusted for passage of time through the Closing Date in accordance with the past custom and practice of PEARL in filing its past Tax Returns. Except as disclosed in Schedule 4.16(c), there exists no proposed tax assessment or deficiency against a PEARL Group Member. Since the date of the Interim Balance Sheet, PEARL has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice. The Parties acknowledge that, as a Sub-S corporation, PEARL will not have an income tax obligation at the entity level, as all tax income and expense items are passed through to PEARL's shareholders and reflected on such shareholders' personal tax returns.

          (d) Transactions Affecting Post-Closing Tax Years. Except as disclosed in Schedule 4.16(d), the PEARL Group Members will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) voluntary or non-statutory change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Code Section 7121 (or any corresponding provision or similar provision of federal, state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

          (e) Specific Potential Tax Liabilities and Tax Situations.

               (i) Withholding. All Taxes that PEARL Group Members and PEARL Parties was or are required by Legal Requirements to withhold, deduct or collect prior to the Closing has been or will be duly withheld, deducted and collected (or duly reflected or reserved against on PEARL's financials as of the date of Closing) and, to the extent required, will be paid to the proper Governmental Body or other Person.

               (ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by a PEARL Group Member.

               (iii) Consolidated Group. The PEARL Group Members (i) have not been a member of an Affiliated Group (or any similar group defined under a similar provision of federal, state, local or foreign law) and
          (ii) have no liability for Taxes of any person (other than PEARL) under ss.1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

               (iv) Listed Transactions. In the past four (4) years, the PEARL Group Members have not participated in a transaction that has been specifically identified by the IRS as a "listed" transaction for purposes of ss.1.6011-4(b) of the Treasury Regulations and has not disclosed any transactions to the IRS under any penalty amnesty program.

               (v) Golden Parachute Agreements. The PEARL Group Members are not a party to any agreement, contract or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of federal, state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

               (vi) Arrangement Constituting a Partnership. The PEARL Group Members are not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal or applicable state income tax purposes or for any other Tax purposes. This representation shall exclude any limited liability company that may be taxed as a partnership.

               (vii) Tax Attributes. Schedule 4.16(e)(vii) sets forth the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to any PEARL Group Member as of the Closing Date.

               (viii) Substantial Understatement Penalty. The PEARL Group Members have disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

     SECTION 4.17 Insurance

          (a) PEARL has delivered to or made available to Purchaser for its review:

               (i) accurate and complete copies of all current policies of insurance (and correspondence relating to coverage thereunder) which it has on file to which a PEARL Group Member is a party or under which a PEARL Group Member is covered, a list of which is included in
          Schedule 4.17(a);

               (ii) accurate and complete copies of all pending applications by a PEARL Group Member for policies of insurance; and

               (iii) any statement by the auditor of a PEARL Group Member's Financial Statements or any consultant or risk management advisor with regard to the adequacy of a PEARL Group Member's coverage or of the reserves for claims.

          (b) Except as set forth in Schedule 4.17(b), PEARL:

               (i) does not have any self-insurance arrangement by or that involves any PEARL Group Member, including any reserves established thereunder;

               (ii) does not have any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk; and

               (iii) has complied with all obligations to provide insurance coverage to third parties (for example, under leases or service agreements) and has delivered to or made available to Purchaser for its review the policy under which such coverage is provided.

          (c) Except as set forth in Schedule 4.17(c), to the best of PEARL's
     Knowledge:

               (i) all policies of insurance to which a PEARL Group Member is a party or that provide coverage to a PEARL Group Member:

                    a) are valid, outstanding and enforceable; and

                    b) are issued by an insurer that is reputable;

               (ii) With respect to any policy of insurance, a PEARL Group Member has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

               (iii) With respect to any policy of insurance that a PEARL Group Member, PEARL has paid or caused to be paid, or used best efforts to confirm the payment by third parties of, all premiums due, and has otherwise performed all of its obligations, under each such policy of insurance to which it is a party or that provides coverage to a PEARL Group Member; and

               (iv) With respect to any policy of insurance, PEARL has given notice to the insurer of all known material claims that may be insured thereby for which a PEARL Group Member or any other applicable third party has made a claim.

SECTION 4.18      Environmental Laws and Regulations.

          (a) Except as set forth in Schedule 4.18, to PEARL's Knowledge:

               (i) Each PEARL Group Member is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. PEARL has not received, nor has any other Person for whose conduct PEARL is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which the PEARL Group Members have or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by a PEARL Group Member or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

               (ii) There are no pending or threatened claims, Encumbrance, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which a PEARL Group Member has or had an interest.

               (iii) PEARL does not expect, nor has any other Person for whose conduct PEARL is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which a PEARL Group Member has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by a PEARL Group Member or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

               (iv) Neither of the PEARL Group Members, nor any other Person for whose conduct PEARL is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or with respect to any other property or asset (whether real, personal or mixed) in which a PEARL Group Member has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

               (v) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon, except in compliance with applicable Environmental Laws. Neither of the PEARL Group Members nor any Person for whose conduct PEARL is or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which a PEARL Group Member has or had an interest except in full compliance with all applicable Environmental Laws.

               (vi) There has been no Release or material threat of Release by a PEARL Group Member, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which a PEARL Group Member has or had an interest, or any geologically or hydrologically adjoining property, whether by a PEARL Group Member or any other Person.

               (vii) PEARL has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by PEARL pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by a PEARL Group Member or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

     SECTION 4.19 Products and Services. Schedule 4.19 sets forth all claims asserted or threatened at any time during the past two years against any PEARL Group Member in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by a PEARL Group Member, and all warranty claims with respect to any single product with a value, individually or in the aggregate, in excess of $10,000.

     SECTION 4.20 [RESERVED FOR FUTURE USE]

     SECTION 4.21 [RESERVED FOR FUTURE USE]

     SECTION 4.22 Brokers and Finders. Except as discussed in Schedule 4.22, neither PEARL nor any of PEARL's officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions contemplated by this Agreement, and the Purchaser shall not have any liability for any such fees or commissions. To this end, the PEARL Parties agree to save, indemnify, defend and hold Purchaser harmless from and against any claims or demands from anyone claiming a fee or interest on this transaction.

     SECTION 4.23 Disclosure.

          (a) No representation or warranty or other statement made by the Seller in this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

          (b) The Seller has no Knowledge (whether actual or constructive) of any fact that has specific application to any PEARL Group Member (other than general economic or industry conditions) and that may materially adversely affect the assets, liabilities, business, financial condition or results of operations of a PEARL Group Member that has not been set forth in this Agreement.

     SECTION 4.24 Books and Records. The books of account and other financial records of the PEARL Group Members, all of which have been made available to the Purchaser, are complete and correctin all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls.

     SECTION 4.25 Condition of Facilities.

          (a) To the PEARL Parties' Knowledge, use of the Facilities for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to "permitted nonconforming" use or structure classifications. To the PEARL Parties' Knowledge all improvements to the Facilities leased by a PEARL Group Member or otherwise used in the Ordinary Course of Business by a PEARL Group Member are in compliance with all applicable Legal Requirements, including those pertaining to zoning and building, and are accepted as is. To the PEARL Parties' Knowledge no part of any improvement encroaches on any of the Facilities leased by a PEARL Group Member. To the PEARL Parties' Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of a PEARL Group Member.

          (b) Each item of Tangible Personal Property is accepted as is. All Tangible Personal Property owed by PEARL and used in the PEARL Group Members' business is in the possession of the PEARL Group Members.

     SECTION 4.26 No Undisclosed Liabilities. To the PEARL Parties' Knowledge, except as set forth in Schedule 4.26, each PEARL Group Member has no Liability except for Liabilities reflected or reserved against in the Interim Balance Sheet and Current Liabilities incurred in the Ordinary Course of Business of such PEARL Group Member since the date of the Interim Balance Sheet.

     SECTION 4.27 Employees.

          (a) Schedule 4.27(a) contains a complete and accurate list of the following information for each key employee of the PEARL Group Members, as designated in writing by Purchaser, including each employee on leave of absence or layoff status: name; job title; date of hire; current compensation paid or payable and any change in compensation since December 31, 2005; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

          (b) The PEARL Group Members have no retired employees except as set forth on Schedule 4.27(b).

          (c) Schedule 4.27(c) contains a complete and accurate list of the following information for each employee of the PEARL Group Members who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by PEARL, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

          (d) To the PEARL Parties' Knowledge, each PEARL Group Member has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement.

          (e) To the PEARL Parties' Knowledge, no officer, director, employee or contractor of a PEARL Group Member is bound by any Contract that purports to limit the ability of such officer, director, employee, or contractor to engage in or continue or perform any conduct, activity, duties or practice. To the PEARL Parties' Knowledge no former or current employee of a PEARL Group Member is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of a PEARL Group Member or the Purchaser to conduct the business as heretofore carried on by the PEARL Group Members.

          (f) The employees of the PEARL Group Members are not entitled to demand payment for any accrued but unused vacation time, except upon termination.

          (g) Except as disclosed in Schedule 4.27(g), each PEARL Group Member has not, since December 31, 2006, directly or indirectly, made any increase in the compensation or other benefits payable or to become payable to their employees or any of them, other than general salary increases in the ordinary course of business, consistent with past practice, or any increase in the compensation or other benefits payable or to become payable to any officer or director or any increase in the benefits provided under any of its pension plans or other employee benefit plans.

          (h) Except as set out in Schedules 4.27(a) or 4.27(g) or except as set out in Schedule 4.27(h), which accurately sets out as of the date hereof, the names, current salaries and job descriptions and lengths of employment with a PEARL Group Member and any predecessor corporation, and the dates and the amounts of the most recent increases in salaries, of all individuals who are employed by a PEARL Group Member at such date on a full or part-time basis, each PEARL Group Member is not a party to and are not bound by any:

               (i) written contract or commitment for the employment of any employee, officer or agent, whether contracts of service or contracts for services (excluding employment offer letters, and excluding non-compete and work-for-hire agreements the PEARL Group Members typically require to be signed by all employees);

               (ii) oral contract or commitment for the employment of any employee, officer or agent, whether contracts of service or contracts for services, except for contracts of indefinite hire terminable by the respective company without cause on reasonable notice;

               (iii) contract or collective agreement with or commitment to any labor union or employee association and each PEARL Group Member has not conducted negotiations with respect to any future such contracts or commitments and there are no current or threatened attempts to organize or establish any labor union or employee association with respect to each PEARL Group Member, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

                    a) holds bargaining rights with respect to any of the
               employees of a PEARL Group Member by way of certification, interim certification, voluntary recognition, designation or successor rights; or

                    b) has applied to be certified as the bargaining agent of
               any of the employees of a PEARL Group Member.

               (iv) except as otherwise disclosed or previously provided to Purchaser, bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, disability, insurance or similar plan or practice, formal or informal, or policy with respect to any of their employees or others.

          (i) To the Pearl Parties' Knowledge, there are no allegations with respect to any PEARL Group Member of unfair labor practices.

          (j) Except as disclosed in Schedule 4.27(j), no employee of any PEARL Group Member is on lay off, leave of absence, maternity or disability leave.

          (k) Except as disclosed in Schedule 4.27(k), each PEARL Group Member does not owe any obligations to former employees.

          (l) Except as disclosed in Schedule 4.27(l), there are no independent contractors engaged by a PEARL Group Member as of the Closing Date set forth on Schedule 4.27(l).

          (m) All required employer contributions under any such plans or policies have been made and no past service funding liabilities exist thereunder.

          (n) The amount of salaries, pensions, bonuses, and other remuneration and fringe benefits of any nature, including vacation pay, severance pay and unpaid earned wages of the directors, officers and employees of each PEARL Group Member as of the Closing Date have been paid in full or accrued consistent with the PEARL Group Member's accounting policies and there is no outstanding overdue assessment, order, certificate, lien or judgment regarding employment of any jurisdiction (foreign or domestic) in which the PEARL Group Members carry on business or have employees.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows that the statements contained in this Article 5 are correct and complete as of the Closing Date with respect to itself:

     SECTION 5.1 Incorporation, Authority and Binding Obligation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been or will be duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except in the event of Purchaser's bankruptcy, receivership, insolvency, or assignment for the benefit of creditors. Except as otherwise provided herein, the Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

     SECTION 5.2 No Conflict. To Purchaser's Knowledge, the execution, delivery and performance of this Agreement by Purchaser does not and will not: (a) violate or conflict with the certificate of incorporation or bylaws Governing Documents of Purchaser; (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser; or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any material assets or properties to which Purchaser is a party or by which any of their/its respective material assets or properties is bound or affected.

     SECTION 5.3 Consents and Approvals. Purchaser shall obtain any required consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority with respect to Purchaser, except: (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay Purchaser from performing any of its material obligations under this Agreement and (b) as may be necessary as a result of any facts or circumstances relating solely to Seller. Aside from the governmental or regulatory authority referenced in the preceding sentence, Purchaser is not required to give any notice or to obtain any consent from any Person in connection with the execution and delivery of this Agreement (or any ancillary agreements contemplated hereunder), or the consummation or performance of any of the transactions contemplated herein.

     SECTION 5.4 Brokers. Any broker, finder or investment banker who may be entitled to brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates will be compensated by the Purchaser.

     SECTION 5.5 Due Diligence. In determining whether to purchase PEARL Common Stock, while Purchaser places reliance upon the warranties and representations of the PEARL Parties contained in this Agreement and any documents and information delivered in connection therewith, Purchaser has relied upon its own due diligence. Aside from the information set forth on the attached Schedules, and in addition to the due diligence materials delivered or provided by Seller to Purchaser, Purchaser acknowledges that it has had ample opportunity to access and review the business and other records of the PEARL Group Members in order to conduct its due diligence.

     SECTION 5.6 Financing. Purchaser and Seller have entered into an escrow agreement wherein Purchaser has thirty (30) days to complete all arrangements necessary for financing this transaction.

     SECTION 5.7 Compliance with Law. To Purchaser's Knowledge, since its inception, Purchaser has been in substantial compliance with each Legal Requirement (including compliance with Security Laws and the Internal Revenue Code, specifically including compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002) that is or was applicable to them or to the conduct or operation of its business or the ownership or use of any of its assets in all material respects.

     SECTION 5.8 Employee Benefit Plans. Purchaser has no Employee Benefit Plan.

     SECTION 5.9 Litigation. There is no pending or threatened litigation against Purchaser.

     SECTION 5.10 Taxes.

          (a) Tax Returns Filed and Taxes Paid. Purchaser has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Purchaser are true, correct and complete in all material respects.

          (b) Golden Parachute Agreements. Purchaser is not a party to any agreement, contract or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of federal, state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

SECTION 5.11      General/Miscellaneous.

          (a) No representation or warranty or other statement made by the Purchaser in this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any materially untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

          (b) No officer, director, employee or contractor of Purchaser is bound by any Contract that purports to limit the ability of such officer, director, employee, or contractor to engage in or continue or perform any conduct, activity, duties or practice. No officer, director, employee or contractor of Purchaser is a party to, or is otherwise bound by, any Contract that in any way adversely affects, or will affect the ability of PEARL or the Purchaser to conduct the business as heretofore carried on by PEARL.

                                    ARTICLE 6
                              ADDITIONAL COVENANTS

     SECTION 6.1 Except for tax distributions to PEARL shareholders for PEARL income prior to the Closing (which distributions Purchaser acknowledges PEARL has the right to make and such shareholders have a right to receive in accordance with PEARL's prior practice and which shall be equal to forty percent of PEARL's income reportable on its final short-year federal S-Corp tax return, hereinafter referred to as the "Tax Distributions"), all employer obligations of PEARL with respect to the directors, officers and employees of the PEARL Group Members for withholding tax, any pension plan, workers' compensation premiums, contributions or remittances of any kind in all material respects which are then due, have been paid in full or accrued as of the Closing Date. The Parties agree that such Tax Distributions relate to the taxes owed for the 2007 tax period and do not relate to taxes carried over from 2006, and such Tax Distributions shall be made on or before November 15, 2007.

     SECTION 6.2 Conduct of Business Assets Prior to the Closing. The PEARL Group Members and PEARL Parties covenant and agree that, between the date of the

Interim Balance Sheet and the Closing Date, it will continue to conduct the Business in the ordinary course and consistent with its past practice except for actions expressly permitted by this Agreement

     SECTION 6.3 [Intentionally Left Bank]

     SECTION 6.4 Books and Records. If, in order to properly prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to a PEARL Group Member and such information is in the possession of the other Party hereto, such Party agrees to use its reasonable efforts to furnish such information to such other Party, at the cost and expense of the Party being furnished such information.

     SECTION 6.5 Remuneration. Except for remuneration paid to employees in the usual and Ordinary Course of Business and made at current rates of remuneration, no payments have been made or authorized since the date of the Interim Balance Sheet by PEARL or to officers, directors or employees of a PEARL Group Member.

     SECTION 6.6 SECTION 6.6 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

          (a) Except as set forth on Schedule 6.6(a), to the PEARL Parties' Knowledge, PEARL is in compliance with the Foreign Corrupt Practices Act and the Export Control and Antiboycott Laws.

          (b) Except as set forth in Schedule 6.6 (b), each PEARL Group Member has made all payments to third parties by check, by credit card or by wire transfer to such third party in the country in which the work was performed.

          (c) Each transaction is properly and accurately recorded on the books and records of the PEARL Group Members in all material respects, and each document upon which entries in the PEARL Group Member's books and records are based is complete and accurate in all material respects. PEARL maintains no off-the-books accounts and that PEARL's assets are used only in accordance with PEARL's management directives.

          (d) To the best of the PEARL Parties' Knowledge, each PEARL Group Member has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by a PEARL Group Member during the last five (5) years has been directly sold to or performed in or on behalf of Cuba, Iraq, Iran, Ivory Coast, Libya, North Korea, Rwanda, Sudan, or Syria.

          (e) To the best of PEARL's Knowledge, except as set forth in Schedule
     6.6 (e), each PEARL Group Member has not violated the antiboycott prohibitions contained in 50 U.S.C. ss. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Except as set forth in
     Schedule 6.6(e), during the last five (5) years, each PEARL Group Member has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Contract under which a product has been sold directly to customers in Bahrain, Iraq, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates or the Republic of Yemen.

     SECTION 6.7 Relationships with Related Persons. Except as described in
Schedule 6.7, or except as otherwise disclosed to Purchaser, no Related Person of any PEARL Group Member has, or since December 31, 2005, has had, any interest in any Property used in or pertaining to PEARL's business. Neither PEARL nor any Related Person of any PEARL Group Member owns, or since December 31, 2005, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with a PEARL Group Member other than business dealings or transactions disclosed in Schedule 6.7, each of which has been conducted in the Ordinary Course of Business with such PEARL Group Member at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with a PEARL Group Member with respect to any line of the products or services of a PEARL Group Member (a "Competing Business") in any market presently served by a PEARL Group Member, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except to the extent set forth on
Schedule 6.7, no Related Person of a PEARL Group Member is a party to any Contract with, or has any claim or right against, a PEARL Group Member.

     SECTION 6.8 [Intentionally Left Blank]

     SECTION 6.9 Title to Assets. Each PEARL Group Member has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on its premises, or shown on the Interim Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances or properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet.

      As used herein, the term "Permitted Encumbrances" shall include the following:

               (i) liens for taxes, assessments or governmental or quasi-governmental charges that are not yet delinquent, provided that the related liability is reflected on the Interim Balance Sheet ;

               (ii) Encumbrances reflected in the Interim Balance Sheet or created in the Ordinary Course of Business subsequent to the date of the Interim Balance Sheet;

               (iii) Encumbrances disclosed in Schedule 6.9;

               (iv) zoning ordinances, conservation restrictions, building codes and all other statutes, regulations and administrative enactments of any federal, state or governmental or public authority having jurisdiction over the property affected thereby;

               (v) any matters to which a real property lease is subject or subordinate;

               (vi) Encumbrances that do not, individually or in the aggregate, materially interfere with the present use by the PEARL Group Members of the real property subject thereto or affected thereby; and

               (vii) Encumbrances arising from or related to furniture, fixtures, equipment or other property leased or purchased in the ordinary course of business and which is subject to the Lessor's ownership interest or a purchase money security interest, provided that the related liability is reflected on the Interim Balance Sheet .

                                    ARTICLE 7
                              PRE-CLOSING COVENANTS

     The PEARL Group Members and PEARL Parties agree as follows with respect to the period between the date of the Interim Balance Sheet and the Closing:

     SECTION 7.1 General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 10 below).

     SECTION 7.2 Notices and Consents. The Seller will cause PEARL and the PEARL Group Members to give any notices to third parties, and will cause PEARL and the PEARL Group Members to use its commercially reasonable efforts to obtain any necessary third-party consents, that the Purchaser reasonably may request in connection with the matters referred to herein. Each of the Parties will (and the Seller will cause PEARL and the PEARL Group Members to) give any notices to, make any filings with, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies. Between the date of this Agreement and the Closing Date, Seller will, and will cause PEARL and the PEARL Group Members to, (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with Purchaser in obtaining all consents identified in Schedule 7.2.

     SECTION 7.3 Operation of Business.

          (a) The Seller will not cause or permit any PEARL Group Member to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except:

               (i) to the extent permitted or required by this Agreement; or

               (ii) as consented to by the Purchaser.

          (b) Without limiting the generality of the foregoing, the Seller shall use its commercially reasonable efforts to preserve the goodwill of the PEARL Group Member's customers, employees, suppliers and others with whom the PEARL Group Members have business relations. Seller shall cause the PEARL Group Members to continue to operate in the usual and ordinary course (including with respect to the billing of work on process, the collection of accounts receivable, and the payment of accounts payable and expenses), and shall cause the PEARL Group Members to refrain, without the prior consent of Purchaser, from any organizational or executive personnel changes, including but not limited to the entering into of Employment Agreements, the modification of existing Employment Agreements, or any compensation increases, except as envisioned herein. In addition, without consulting with Purchaser, the Seller will not cause or permit any PEARL Group Member to (i) make any purchase or sale of inventory, machinery, equipment, vehicles, buildings or other physical assets outside of the Ordinary Course of Business; (ii) except as expressly provided in this Agreement, pay any dividends, distributions, or other fees to its shareholders, including directors' fees or bonuses, and shall permit no cash distributions for any purpose outside the Ordinary Course of Business;
     (iii) enter into any contract which materially adversely affects its business, sales volume or marketing methods; (iv) shall maintain its cash management, accounts receivable collection and accounts payable payment practices in accordance with past custom and practice; or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described above.

     SECTION 7.4 Preservation of Business. The Seller will use its commercially reasonable efforts to cause the PEARL Group Members to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors and licensors.

     SECTION 7.5 Full Access. The Seller will permit, and the Seller will cause the PEARL Group Members to permit, Representatives of the Purchaser to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of any PEARL Group Member and the performance of the Seller's duties under this Agreement, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to any PEARL Group Member.

     SECTION 7.6 Notice of Developments. Each Party will give written notice within three days to the other Parties of any development causing a Breach of any of the representations and warranties set out above.

     SECTION 7.7 Exclusivity. Except as set forth in Schedule 7.7, prior to termination of this Agreement in accordance with its terms, the Seller will not (and will cause the PEARL Group Members not to) solicit, directly or through any intermediary, offers for the PEARL Common Stock and all or substantially all of the assets of PEARL, from any Person other than the Purchaser and its Affiliates. If the Seller, PEARL or their respective Representatives receive an unsolicited bona fide third-party offer to sell or otherwise acquire the PEARL Common Stock or all or substantially all of PEARL's assets, the Purchaser shall be given immediate notice of such offer and the Seller's sole response to such offer shall be to notify the Person making such offer of the provisions of this Agreement.

     SECTION 7.8 Access and Investigation. Between the date of the Interim Balance Sheet and the Closing Date, and upon reasonable advance notice received from the Purchaser, PEARL has previously and shall continue (and the Seller shall cause the PEARL Group Members to) (a) afford the Purchaser and its Representatives and prospective lenders and their Representatives (collectively, "Purchaser Group") access, during regular business hours, to any PEARL Group Member's personnel, properties (including subsurface testing), and to documents and other information reasonably requested in writing by Purchaser ("Due Diligence"), such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of any PEARL Group Member; (b) furnish Purchaser Group with copies of all such Due Diligence reasonably requested; and (c) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser's investigation of the properties, assets and financial condition related to PEARL. In addition, Purchaser shall have the right to have the real property and Tangible Personal Property inspected by Purchaser Group, at Purchaser's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the real property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Purchaser Group, Purchaser shall be permitted to have the same performed, at its own cost only after providing to Seller adequate proof of insurance, copies of the necessary permits and any indemnities required by Seller. Before conducting such activities, Purchaser shall enter into a site access agreement with the owner of the real property with respect to such testing.

                                    ARTICLE 8
                             POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the Closing.

     SECTION 8.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement (including compliance with any foreign or domestic regulatory requirements), each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as a Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under the terms herein). The Seller acknowledges and agrees that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the PEARL Group Members. It is also agreed that Seller may keep copies of any such documents. After Closing, the Seller shall have access, at all reasonable times, upon written notice to Purchaser, to all documents, books, records (including Tax records), agreements, and financial data of any sort relating to PEARL at its sole cost and expense, and such records shall not be destroyed prior to the expiration of five years following the Closing Date, unless otherwise agreed by the Parties.

     SECTION 8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with

(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any PEARL Group Member, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the terms set out below).

     SECTION 8.3 Tax Matters, Generally. The following provisions shall govern the allocation of responsibility as between the Parties for certain tax matters following the Closing Date:

          (a) Shareholders shall defend and indemnify the Purchaser and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of PEARL and any PEARL Group Member due and payable (but not accrued) prior to the Closing Date for all taxable periods ending on or before the Closing Date (the "Pre-Closing Tax Period"). The Purchaser and PEARL shall be responsible for and shall defend, indemnify and hold the Seller harmless from all Taxes (or the non-payment thereof) of PEARL for any taxable period ending after the Closing Date and for all Taxes resulting from any action taken by the Purchaser or PEARL after the Closing (including, without limitation, actions taken outside the Ordinary Course of Business and occurring on the Closing Date), unless such action is taken by the Purchaser or PEARL to amend or correct the underpayment of Tax in a Tax Return for a taxable period occurring on or prior to the Closing Date

          (b) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of PEARL for the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which either Corporation holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of PEARL for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

     SECTION 8.4 Confidentiality. All information related to this Agreement and the transaction proposed in this Agreement as well as all other confidential and/or proprietary information relating to the Intellectual Property Rights are hereinafter referred to as "Confidential Information." The existing Confidentiality Agreement between PEARL and EPIC is attached as Exhibit D. The Seller will treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement, and after the Closing Date deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Notwithstanding the above, Seller is entitled to maintain such Confidential Information that it reasonably needs, in its sole discretion, to respond to a Governmental Body or to carry out any of its obligations under this Agreement. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that the Seller will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its commercially reasonable best efforts to obtain, at the reasonable request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. In addition, the Parties represent and warrant that the annexes attached to the Confidentiality Agreement are accurate and complete and will be updated as required by the Confidentiality Agreement. These Confidentiality obligations are subject to the provisions of this Agreement.

     SECTION 8.5 [LEFT INTENTIONALLY BLANK]

          (a)

     SECTION 8.6 Deceptive Trade Practices Act Waiver. The parties hereby waive the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555, which is not waived), of the Texas Business Assets and Commerce Code. To evidence their ability to grant such waiver, the Parties hereby represent and warrant that they: (a) are in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) have assets of $5,000,000.00 or more according to their most recent financial statements prepared in accordance with generally accepted accounting principles, (c) have knowledge and experience in financial and business matters that enable them to evaluate the merits and risks of the transaction contemplated hereby, and (d) are not in a significantly disparate bargaining position.

     SECTION 8.7 Risk of Loss. Risk of loss for each of Seller's assets shall be borne by Seller until the Closing Date.

     SECTION 8.8 Retention Stock. Following the closing, EPIC will issue 3,313,760 shares of its common stock pursuant to its Stock Bonus Plan. The shares will be registered by means of a registration statement on Form S-8. The PEARL employees who will received these shares, the number of shares to be received by each PEARL employee, and the time at which such shares will be issued will be determined from time to time by Rhinesmith, or his designee. All PEARL employees receiving such retention stock shall fully vest in such stock no later than three (3) years after the Closing Date. The terms of this Section 8.8 shall survive the closing of the transaction contemplated by this Agreement.

                                    ARTICLE 9
                               SALES AND USE TAXES

     Sales and Use Taxes. Seller will be responsible for the payment of any and all sales or use Taxes (if any) that may be incurred by Seller in connection with the sale of the PEARL Common Stock contemplated by this Agreement. Purchaser shall be responsible for the payment of any and all sales or use Taxes (if any) that may be incurred by Purchaser in connection with the sale of the PEARL Common Stock contemplated by this Agreement. Each of Purchaser and Seller agree to cooperate in minimizing the amount of any such sales or use taxes, determining the amount of such sales and use taxes that may be payable (if any) and in the filing of all necessary documentation and all Tax returns, reports and forms ("Returns") with respect to all such sales and use taxes, including any available pre-Closing filing procedures.

                                   ARTICLE 10
                            CONDITIONS TO THE CLOSING

     SECTION 10.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or written waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Article 4 of this Agreement will be true and correct in all material respects as of the Closing (other than such representations and warranties as are expressly made as of another date);

          (b) Compliance with Covenants. Each document required to be delivered by Purchaser pursuant to this Agreement have been delivered and all of the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing will have been complied with in all material respects;

          (c) No Adverse Order. No Governmental Body or other agency or commission or United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the Parties will use their best efforts to have any such Order vacated on or before the Termination Date (as defined in Article 12 hereof); and,

          (d) No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter or enjoin or adversely affect the sale and purchase of the PEARL Common Stock or any other transaction contemplated hereby will be pending or threatened and;

          (e) Board Approval. Purchaser shall have received and delivered to PEARL a resolution reflecting Board approval for this transaction

     SECTION 10.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or written waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the PEARL Group Members and PEARL Parties contained in
     Article 4 of this Agreement will be true and correct in all material respects as of the Closing Date (other than such representations and warranties that are expressly made as of another date);

          (b) Compliance with Covenants. Each document required to be delivered by Seller or PEARL pursuant to this Agreement shall have been delivered and all of the covenants contained in this Agreement to be complied with by Seller on or before the Closing will have been complied with in all material respects;

          (c) Delivery of PEARL Common Stock. Seller will have delivered, and Purchaser will have received, the PEARL Common Stock on or before the Closing Date.

          (d) No Order. No Governmental Body or other agency or commission or United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the Parties will use their best efforts to have any such Order vacated on or before the Termination Date (as defined in Article 12 hereof); and

          (e) No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the PEARL Common Stock or any other transaction contemplated hereby will be pending or threatened; and

          (f) Backlog. As of the Closing Date, the PEARL Group Members shall use best efforts (in the Ordinary Course of Business) to have contracts which reflect profit margins consistent with the PEARL Group Members' Ordinary Course of Business and prior bidding practices.

          (g) Board Approval. PEARL shall have received and delivered to Purchaser a resolution reflecting Board approval for this transaction.

          (h) Material Change. Since the date of the Interim Balance Sheet there has not been any Material Change in the assets, financial condition or operations of any PEARL Group Member, except (i) changes in Ordinary Course of Business, which changes have not in the aggregate been materially adverse, and (ii) changes disclosed on Schedule 10.2.

          (i) Funding. Purchaser shall have received financing for this acquisition on terms acceptable to Purchaser, in its sole discretion.

          (j) Audit of Financial Statements. The consolidated financial statements of the PEARL Group Members for the past two fiscal years have been audited by Ehrhardt, Keefe, Steiner & Hottman, P.C., which accounting firm is satisfactory to the Purchaser.

                                   ARTICLE 11
                                 INDEMNIFICATION

     SECTION 11.1 Loss Defined; Indemnities. For purposes of this Article 11, the term "Loss" will mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, breach, obligation or injury resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, awards, arbitrations or other proceedings. It is expressly understood that "Loss" shall include special, attorney's fees, court costs and any direct or consequential damages. As used in this Article 11, the term "Purchaser Indemnity" means and includes Purchaser and any present or future officer, director, employee, affiliate, stockholder or agent of Purchaser; and the term "Seller Indemnity" means and includes Seller and any present or future officer, director, employee, affiliate, stockholder or agent of Seller.

     SECTION 11.2 Indemnification by Seller. Seller agrees, subject to the other terms, conditions and limitations of this Agreement, to protect, defend, and indemnify each Purchaser Indemnity against, and to hold each Purchaser Indemnity harmless from, all Loss suffered or incurred by any Purchaser Indemnity arising out of any material breach of any covenant, representation or warranty in
Article 4 or Article 6 of this Agreement or any covenant of Seller made herein.

     SECTION 11.3 Indemnification by Purchaser. Purchaser agrees, subject to the other terms, conditions and limitations of this Agreement, to protect, defend, and indemnify each Seller and each Seller Indemnity against, and hold each Seller and each Seller Indemnity harmless from, all Loss suffered or incurred by any Seller or any Seller Indemnity arising out of a material breach of any Purchaser representation or warranty in Article 5 of this Agreement.

     SECTION 11.4 Procedures for Indemnification. As used herein, an "Indemnified Party" means a party seeking indemnification for any Loss (including, but not limited to attorneys fees) pursuant to Section 11.2 or 11.3 hereof, as applicable, and the term "Indemnifying Party" means the party who is obligated to provide indemnification under Section 11.02 or 11.3, as applicable. The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "Third Party Claim") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article 11. In the case of a Third Party Claim, the Indemnifying Party will have the right to direct, through counsel of its own choosing, the defense or settlement of any such Third Party Claim at its own expense. In such case, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party will be paid by the Indemnified Party. The Indemnified Party will promptly provide the Indemnifying Party with access to the Indemnified Party's records and personnel relating to any such Third Party Claim during normal business hours and will otherwise cooperate with the Indemnifying Party in the defense or settlement of such Third Party Claim, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses incurred in providing such access, personnel and cooperation. Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of any claim or demand arising from such Third Party Claim, unless the Indemnifying Party consents in writing to such payment (which consent will not be unreasonably withheld, delayed or conditioned) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which consent will not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party fails to defend or fails to prosecute or withdraws from such defense, then the Indemnified Party will have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of such Third Party Claim pursuant to this Section and proposes to settle such claim prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party will give the Indemnifying Party prompt written notice thereof and the Indemnifying Party will have the right to participate in the settlement or assume or reassume the defense of such Third Party Claim.

                                   ARTICLE 12
                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of Seller and Purchaser;

          (b) by either Seller or Purchaser if there will have been instituted, pending or threatened (and not withdrawn) any action or proceeding by any Governmental Body seeking to prohibit or limit Purchaser from exercising all material rights and privileges pertaining to its ownership of the PEARL Common Stock;

          (c) by Purchaser, if the conditions set forth in Section 10.1 above have not been complied with or performed in any respect and such non-compliance or non-performance is not cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before the Closing Date;

          (d) by Seller, if the conditions set forth in Section 10.2 above have not been complied with or performed in any respect and such non-compliance or non-performance is not cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before the Closing Date.

          (e) by Purchaser by giving written notice to the Seller (A) in the event the Seller has committed a material Breach of any representation, warranty or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the Breach, and the Breach has continued without cure for a period of 30 days after the notice of Breach or (B) if the Closing shall not have occurred on or before the day that is 120 days following the Effective Date by reason of the failure of any condition precedent under Section 10.1 hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty or covenant contained in this Agreement); or

          (f) by Seller by giving written notice to the Purchaser (A) in the event the Purchaser has committed a material Breach of any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the Breach, and the Breach has continued without cure for a period of 30 days after the notice of Breach or (B) if the Closing shall not have occurred on or before the day that is 120 days following the Effective Date by reason of the failure of any condition precedent under Section10.2 hereof (unless the failure results primarily from the Seller or PEARL itself breaching any representation, warranty or covenant contained in this Agreement).

     SECTION 12.2 Effect of Termination. In the event of termination in accordance with Section 12.1 hereof, this Agreement will forthwith become void and there will be no liability on the part of any party hereto except for (i) the return by Purchaser of Confidential Information, and (ii) any indemnity and other obligations that expressly survive the termination of this Agreement.

     SECTION 12.3 Waiver. At any time prior to the Closing, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE 13
                               GENERAL PROVISIONS

     SECTION 13.1 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not Closing will have occurred.

     SECTION 13.2 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by confirmed telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) if to Seller: with a copy to:

   Mr. Pat Murray Mr. John Murray
   Pearl Investment Company            McGloin, Davenport, Severson & Snow, P.C.
   7110 E. Jefferson Ave, Suite 300    1600 Stout Street, Suite 1600
   Lakewood, Colorado 80235            Denver, Colorado 80202-3103
   Telephone: 303-984-8090             Telephone:  303-863-9800
   Facsimile:  303-984-8091            Facsimile:   303-571-1600

(b) if to Purchaser: with a copy to:

   EPiC Energy Resources, Inc.         Stibbs & Co., P.C.
   10655 Six PinesDr., Suite 210       2441 High Timbers, Suite 210
   The Woodlands, Texas 77380          The Woodlands, Texas 77380
   Telephone: 281-419-3742             Telephone: 281-367-2222
   Facsimile:  281-362-2704            Facsimile:  281-681-2330

(c) if to Rhinesmith

      R. Bret Rhinesmith
      70 Styx Road
      Big Horn, WY 82833


(d) if to Redalen:

      Patrick A. Redalen
      10227 Rowlock Way
      Parker, Colorado 80134
      Telephone:  303-829-6221

(e) if to Good:

      Curtis L. Good
      1874 N. Heights Place
      Sheridan, Wyoming  82801
      Telephone:  307-752-7861

     SECTION 13.3 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between language or amounts contained in the body of the Agreement and language or amounts contained in the exhibits attached hereto, the language or amounts in the body of the Agreement shall control.

     SECTION 13.4 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 13.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

     SECTION 13.6 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the non-assigning party; provided however, that Purchaser may assign all or a portion of its rights and obligations hereunder to one or more Affiliates of Purchaser, provided such Affiliate agrees in writing to be bound by all of Purchaser's obligations under this Agreement.

     SECTION 13.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of Purchaser Indemnitees and Seller Indemnitees under Article 11 hereof.

     SECTION 13.8 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by both parties. Waiver of any term or condition of this Agreement will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

     SECTION 13.9 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of Colorado applicable to contracts executed and performed entirely therein, without regard to the principles of choice of law or conflicts or law of any jurisdiction.

     SECTION 13.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

     SECTION 13.11 Restriction on Disclosure of Agreement Terms. Neither party shall publicly disclose or announce the subject matter of this Agreement, including, but not limited to, the price being paid for the PEARL Common Stock hereunder or the detailed terms and conditions of this Agreement (other than to such party's employees, directors or advisors with a need to know such information), without the other party's prior consent; provided however, that notwithstanding the foregoing, a party may make such disclosures regarding this

Agreement, as it determines with the advice of its legal counsel, are required under applicable laws and regulations or orders, decrees, inquiries or subpoenas of any court or governmental body, Governmental Body, and in that case such party will give the other party prior notice of its intention to make such disclosure pursuant to this provision.

     SECTION 13.12 Dispute Resolution. In the event of any dispute or disagreement between Seller and Purchaser as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the Parties shall promptly meet in a good faith effort to resolve the dispute. Should such good faith effort fail to resolve the dispute and upon the written request of Seller or Purchaser, the dispute shall be referred to the level of President or Chief Executive Officer within each party's organization for decision. If the officers do not agree upon a decision within thirty (30) days after reference of the matter to them, each of the Seller and Purchaser shall be free to pursue and exercise any and all legal rights and remedies available to them. All claims, disputes or controversies arising out of, in connection with or in relation to this Agreement, not otherwise resolved in accordance with the foregoing provisions of this Section 13.12, and regardless of whether any such claim, dispute or controversy is based or claimed to be based in whole or in part on a claim by either Party of a Breach of this Agreement by the other Party shall be decided by resort to arbitration utilizing a three neutral member panel in accordance with the Commercial Rules of the American Arbitration Association. The arbitration shall be held in Denver, Colorado. The decision of the arbitrator shall be final, binding and enforceable in any court of competent jurisdiction and the Parties agree that there shall be no appeal from the arbitrators' decision. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the termination of the Agreement.

     SECTION 13.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                [REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.


"Seller"                               "Purchaser"
PEARL INVESTMENT COMPANY               EPiC ENERGY RESOURCES, INC.


By:  /s/ R. Bret Rhinesmith            By:  /s/ Rex P. Doyle
     ------------------------               ------------------------

Name:  R. Bret Rhinesmith              Name:  Rex P. Doyle
     ------------------------               ------------------------
Title: President                    Title:    Chairman and CEO
      -----------------------                -----------------------


/s/ R. Bret Rhinesmith
------------------------------------
R. Bret Rhinesmith, individually


/s/ Curtis L. Good
------------------------------------
Curtis L. Good, individually


/s/ Patrick A. Redalen
------------------------------------
Patrick A. Redalen, individually

List of Exhibits

A.    Due Diligence List/Protocol

B. Wiring instructions to McGloin, Davenport, Severson and Snow, PC trust account, and Purchase Price allocation among Shareholders

C.    Form of Employment Agreement for key employees

D.    Confidentiality Agreement between PEARL and EPIC

E.    Board Resolution of PEARL

F.    Board Resolution of EPIC

G.    EPIC/Shareholder Indemnification Agreement

                                List of Schedules
                                -----------------

[Note:  All of these will change]
                                                                         Section
  Schedule                       Title                        References
  --------                       -----                        ----------

    4.1      Corporation Organization                            4.1
   4.2(a)    Capitalization                                     4.2(a)
   4.2(b)    Ownership of Stock                                 4.2(b)
   4.2(d)    Conflicts                                          4.2(d)
   4.2(e)    Brokerage                                          4.2(e)
    4.3      Consents                                            4.3
    4.4      Accounts Receivable                                 4.4
    4.5      Financial Reports                                   4.5
   4.5(a)    Pearl Group Member Debt                            4.5(a)
    4.7      Real Property                                       4.7
    4.8      Certain Changes                                     4.8
    4.9      Material Changes                                    4.9
    4.10     Litigation                                          4.10
    4.11     Intellectual Property                               4.11
  4.11(a)    Intellectual Property Licenses Granted            4.11(a)
  4.11(b)    Intellectual Property Licenses Required           4.11(b)
  4.11(c)    Disclosures of Information                        4.11(c)
  4.11(d)    Infringement  onto  Intellectual  Property  of    4.11(d)
             Others
  4.12(a)    Contracts                                         4.12(a)
  4.12(b)    Sellers Rights under Corporation Contracts        4.12(b)
  4.12(c)    Corporate    Contracts    Enforceability   and    4.12(c)
             Termination
  4.12(d)    Material Compliance with Contracts                4.12(d)
    4.13     Customers and Suppliers                             4.13
  4.14(a)    Employee Benefit Plans                            4.14(a)
  4.14(c)    Payment under Employee Plans                      4.14(c)

  4.14(i)    Worker's Compensation Coverage                    4.14(j)
  4.15(a)    Compliance with Law                               4.15(a)
  4.15(b)    Governmental Authorization                        4.15(b),
                                                                         4.15(c)
  4.16(a)    Tax Returns Filed and Taxes Paid                  4.16(a),
                                                               4.16(b)
  4.16(b)    Delivery of Tax Returns                           4.16(b)
  4.16(c)    Post-Closing Tax Liabilities                      4.16(c)
  4.16(d)    Transactions Affecting Post-Closing Tax Years     4.16(d)
4.16(e)(vii) Tax Attributes                                  4.16(e)(vii)
  4.17(a)    Insurance                                         4.17(a)
  4.17(b)    Insurance Arrangements                            4.17(b)
  4.17(c)    Insurance Claims                                  4.17(c)
    4.18     Environmental Laws and Regulations
    4.19     Products and Services                               5.19
    4.22     Brokers and Finders                                 4.22

    4.26     Undisclosed Liabilities                             4.26
  4.27(a)    Key Employee List                                 4.27(a)
  4.27(b)    Retired Employees                                 4.27(b)
  4.27(c)    Terminated Employees                              4.27(c)
  4.27(g)    Increase in Compensation or Benefits              4.27(g)
  4.27(h)    Employee Contracts                                4.27(h)
  4.27(j)    Employees on Leave                                4.27(j)
  4.27(k)    Obligations to Former Employees                   4.27(k)
  4.27(l)    Independent Contractors                           4.27(l)

   6.6(a)    FCPA Compliance                                    6.6(a)
   6.6(b)    Payments to Third Parties                          6.6(b)
   6.6(e)    Antiboycott Prohibitions                           6.6(e)
    6.7      Relationships with Related Persons                  6.7
    6.9      Encumbrances                                        6.9
    7.2      Notices and Consents                                7.2
    7.7      Exclusivity                                         7.7
    10.2     Material Change                                     10.2










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


                                ESCROW AGREEMENT

      THIS ESCROW AGREEMENT is made and entered into effective as of September 1, 2007, by and between R. BRET RHINESMITH (`Rhinesmith"), PATRICK A. REDALEN ("Redalen") and CURTIS L. GOOD ("Good"), collectively referred to herein as the "Sellers"), and EPIC ENERGY RESOURCES, INC., a Colorado corporation (hereinafter referred to as "Purchaser"), and McGLOIN, DAVENPORT, SEVERSON AND SNOW, Professional Corporation (hereinafter referred to as "Escrow Agent").

      1. Pursuant to that Stock Purchase Agreement dated effective September 1, 2007 (the "Purchase Agreement"), arising out of a purchase of 100% of the issued and outstanding common stock of Pearl Investment Company, a Colorado corporation formerly known as Pearl Development Company (hereinafter, "PIC"), Sellers have delivered to Escrow Agent stock power forms from each of the Sellers together with all of the individual certificates that together represent 1,000 shares of stock in PIC (collectively referred to as the "Stock"); and

      2. In addition to the Stock, the Purchaser and Seller have also delivered to Escrow Agent the documents described on Exhibit A, attached hereto, all of which Sellers and Purchaser acknowledge are fully executed except as noted on Exhibit A (the "Closing Documents").

      3. In order to finalize the purchase of the Stock and otherwise finalize the transaction contemplated by the Purchase Agreement, Purchaser shall deliver to Escrow Agent the cash proceeds of the purchase consideration, consisting of Eighteen Million Dollars ($18,000,000.00) (the "Proceeds"). Purchaser shall cause the Proceeds to be wire transferred to the Escrow Agent's trust account no later than September 30, 2007. The wiring instructions for Escrow Agent's trust account is set forth on Exhibit B, attached hereto and incorporated herein by this reference.

      4. The Stock and the Closing Documents shall be held by Escrow Agent until such time as the Proceeds are received as required in Paragraph 3 above, subject to the further terms hereof.

      5. The Proceeds, within a reasonable time after receipt by Escrow Agent, shall be disbursed to Sellers. After the Proceeds are disbursed to Sellers, Escrow Agent shall deliver the Closing Documents to the parties indicated on Exhibit A, attached hereto.

      6. In the event the Proceeds are not timely received by Escrow Agent for any reason whatsoever, or in the event of any other breach under said Purchase Agreement, either party may declare the entire transaction reflected by the aforesaid Purchase Agreement void ab initio by written instruction to the Escrow Agent, and Escrow Agent shall thereafter return the Stock to the Purchasers along with any money received and shall return the Closing Documents to the parties from whom each such document was received by Escrow Agent relating to the Purchase Agreement.

      7. These instructions may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the parties hereto, and approved by the Escrow Agent, upon payment of any fees, costs and expenses incident thereto (which fees, costs and expenses shall be paid by the Buyer and Sellers to their respective attorneys).

      8. No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the subject matter of this Escrow shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent and all fees, costs and expenses incident thereto shall have been paid and then only upon the. Escrow Agent's assent thereto in writing.

      9. Any notice required or desired to be given by the Escrow Agent to any party to this Escrow may be given by personal delivery thereof or mailing the same addressed to such party at the address given below the signature of such party or the most recent address of such party shown on the records of the Escrow Agent, and notice so mailed shall for all purposes hereof be as effectual as though served upon such party in person at the time of depositing such notice in the mail.

      10. The Escrow Agent shall not be liable for any act it may do or omit to do hereunder as such agents, while acting in good faith and in the exercise of its own best judgment, and any act done or omitted by them pursuant to the advice of its own attorneys shall be conclusive evidence of such good faith.

      11. The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver these instructions or any documents or papers or payments deposited or called for hereunder and assume no responsibility or liability for the validity or sufficiency of these instructions or any documents or papers or payments deposited or called for hereunder.

      12. No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the subject matter of this escrow shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent and all fees, costs and expenses incident thereto shall have been paid and then only upon the Escrow Agent's assent thereto in writing.

      13. The Escrow Agent is hereby expressly authorized to disregard any and all notices or warnings given by any of the parties hereto, or by any other person, firm or corporation, excepting only orders or process of court, and is hereby expressly authorized to comply with and obey any and all process, orders, judgments or decrees of any court, and in case the Escrow Agent obeys or complies with any such process, order, judgment or decree of any court, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such process, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated, or found to have been issued or entered without jurisdiction.

      14. In consideration of the acceptance of this escrow by the Escrow Agent, the parties hereto agree, jointly and severally, for themselves, their heirs, legal representatives, successors and assigns, to pay the Escrow Agent its charges hereunder and to indemnify and hold Escrow Agent harmless as to any liability by it incurred to any other person, firm or corporation by reason of its having accepted the same, or its carrying out any of the terms hereof, and to reimburse it for all its expenses, including, among other things, counsel fees and court costs incurred in connection herewith; and the Escrow Agent shall have a first and prior lien upon all deposits made hereunder to secure the performance of such agreement of indemnity and the payment of its charges and expenses, hereby expressly authorizing the Escrow Agent, in the event payment is not received promptly from the undersigned, to deduct such charges and expenses, without previous notice, from any funds deposited hereunder.

      15. The Escrow Agent shall not be liable for the unenforceability of any rights under any statute of limitations or by reason of laches in respect to the instructions or any documents or papers deposited.

      16. In the event of any dispute between the parties hereto as to the facts of default, the validity or meaning of these instructions or any other fact or matter relating to the transaction between the parties, the Escrow Agent is instructed as follows:

            A. That it may, in its sole and absolute discretion, deposit the property described herein or so much thereof as remains in its hands with the then Clerk, or acting Clerk, of the District Court of the City and County of Denver, State of Colorado, and interplead the parties hereto, and upon so depositing such property and filing its complaint in interpleader, it shall be relieved of all liability under the terms hereof as to the property so deposited, and furthermore, the parties hereto, for themselves, their heirs, legal representatives, successors and assigns, do hereby submit themselves to the jurisdiction of such Court and do hereby appoint the then Clerk, or acting Clerk, of such Court as their agent for the services of all process in connection with such proceedings. The institution of any such interpleader action shall not impair the rights of the Escrow Agent under this Agreement. In the event the Escrow Agent elects to interplead as provided herein, the parties hereto acknowledge that Escrow Agent shall have the right to represent Sellers and/or Pearl in the interplead action, and each of the parties hereby waives any conflicts that might or do arise relating to such representation by Escrow Agent.

            B. That it shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process or court order of indemnification.

      17. The provisions of these instructions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

      18. This Agreement has been executed in counterparts, any fully executed copy of which shall have the force and effect at law of an original.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures effective as of the date first hereinabove set forth.


SELLERS:                      PURCHASER:
-------                       ---------

                              EPIC ENERGY RESOURCES, INC.
                             A Colorado corporation
By /s/ R. Bret Rhinesmith
  ----------------------
  R. Bret Rhinesmith By: /s/ Rex P. Doyle
  ---------------------            -------------------------------
  --------------------        Print Name: Rex P. Doyle
                                          ------------------------
By /s/ Patrick A. Redalen     Print Title:Chairman and CEO
  ----------------------                  ------------------------
   Patrick A. Redalen
   ---------------------      Address:    10655 Six Pines Dr., Suite 210
   ---------------------                  The Woodlands, TX 77380

By /s/ Curtis L. Good
  ----------------------
   Curtis L Good
  ----------------------
  ----------------------


Escrow Agent:
-------------

McGLOIN, DAVENPORT, SEVERSON AND SNOW
Professional Corporation


By /s/ John A. Murray
  ----------------------------
    John A. Murray
    1600 Stout Street, Suite 1600
    Denver, Colorado 80202-3103

                                    EXHIBIT A

                                Closing Documents

A. Executed Employment Agreements for R. Bret Rhinesmith, Curtis L. Good, Patrick W. Murray and Mona Walker.

B.   Executed Board Resolution of PEARL.

C. Executed Board Resolution of EPIC (full signatures to be provided after Closing prior to funding).

D.   Executed EPIC/Shareholder Indemnification Agreement.

E.   Letter Agreement regarding failure to close.

F. Stock assignment froms executied by Rhinesmith, Redalen and Good to EPIC, along with original stock certificates.

                                    EXHIBIT B

                             WIRING INSTRUCTIONS TO
                   McGLOIN, DAVENPORT, SEVERSON and SNOW, P.C.
                                  Trust Account


Bank Number:      102003206

Account Number:   30 90760

Name of Bank:     COBIZ Bank, N.A.
Address:          821 17th Street
                  Denver, Colorado 80201

Phone:            (303) 293-2265

Name on Account:  McGloin, Davenport, Severson and Snow, PC

August 30, 2007

                                LETTER AGREEMENT


R. Bret Rhinesmith
70 Styx Road
Big Horn, Wyoming  82833


Dear Mr. Rhinesmith:

     This letter will serve as an agreement by and between EPiC Energy Resources, Inc. ("EPIC") and Pearl Investment Company ("PEARL"). The parties acknowledge adequate consideration for entering into this agreement under the following terms and conditions:

     1) It is anticipated that the parties will close the stock transaction in escrow on August 31, 2007 pursuant to the terms of the Escrow Agreement, and the transaction is contingent upon EPIC receiving acceptable funding.

     2) Should the transaction not be released from escrow due solely to EPIC's inability to obtain acceptable financing, then EPIC agrees that it will grant the EPIC shares specified in the Stock Purchase Agreement to the PEARL shareholders and it will also reimburse PEARL half of their documented legal fees incurred in the failed transaction.

     3) Any dispute arising under this Letter Agreement shall be handled via the arbitration process set out in the Stock Purchase Agreement.

     Please indicate your agreement to the terms hereof by signing and returning an original of this Letter Agreement to John Ippolito.

Best regards,

John S. Ippolito
President

                             /s/ R. Bret Rhinesmith
                              ---------------------------
                               R. Bret Rhinesmith
                              President and CEO of Pearl Investment Company